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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, July 24, 2025 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2025.

The Company reported a 46% increase in its net income for the three months ended June 30, 2025, to $2.5 million compared with net income of $1.7 million for the three months ended June 30, 2024. Net income for the nine months ended June 30, 2025 was $7.2 million compared with net income of $5.2 million for the nine months ended June 30, 2024.

Basic and diluted earnings per share were $0.40 for the three months ended June 30, 2025 compared with $0.27 for the three months ended June 30, 2024. Basic and diluted earnings per share were $1.16 for the nine months ended June 30, 2025 compared with $0.82 for the nine months ended June 30, 2024.

The Company also announced that its Board of Directors declared an increase in its quarterly cash dividend to $0.08 per share, which will be paid on August 21, 2025 to stockholders of record as of August 7, 2025.

“Our Community Banking strategy continues to produce strong financial results,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Solid loan growth for the first nine months of our fiscal year, combined with prudent balance sheet management produced a 46% increase in net income year over year, and further expansion of our net interest margin on a linked quarter basis. Despite the market volatility during the April through June timeframe, our stock price increased over 17% during the quarter, and our performance was recognized by Keefe Bruyette & Woods who included us in their 2025 Honor Roll, comprised of elite, high performing banks with consistent earnings growth over the past decade. We are proud of this accomplishment, and feel Magyar is well positioned to continue to produce solid results as we head into the final quarter of our fiscal year.”

Results of Operations for the Three Months Ended June 30, 2025

Net income increased $779 thousand, or 46.1%, to $2.5 million during the three-month period ended June 30, 2025 compared with $1.7 million during the three-month period ended June 30, 2024, from higher net interest income and other income, partially offset by higher provisions for credit loss, other expenses and income tax expense.

The Company’s net interest and dividend income increased $1.4 million, or 20.5%, to $8.2 million for the quarter ended June 30, 2025 from the quarter ended June 30, 2024. The increase was attributable to a 33-basis point increase in the Company’s net interest margin to 3.35% for the three months ended June 30, 2025 from 3.02% for the three months ended June 30, 2024, as well as a $78.4 million increase in the average balance of interest-earning assets between the periods.

Interest and dividend income increased $1.7 million, or 13.5%, to $14.0 million for the three months ended June 30, 2025 compared with $12.3 million for the three months ended June 30, 2024. The increase was attributable to a 24-basis point increase in the yield on interest-earning assets to 5.74% for the three months ended June 30, 2025 from 5.50% for the three months ended June 30, 2024, as well as a $77.6 million, or 10.4%, increase in the average balance of net loans receivable between the periods.

Interest expense increased $267 thousand, or 4.8%, to $5.8 million for the three months ended June 30, 2025 from $5.5 million for the three months ended June 30, 2024. An $85.5 million, or 12.4%, increase in the average balance of interest-bearing liabilities accounted for the increase in interest expense between the periods. Partially offsetting the higher balance was a 22-basis point decrease in the cost of such liabilities to 3.02% for the three months ended June 30, 2025 compared with 3.24% for the three months ended June 30, 2024.

The Company recorded a net provision for credit losses totaling $101 thousand for the three months ended June 30, 2025 compared with a net recovery of credit losses totaling $54 thousand for the three months ended June 30, 2024. The higher provision for credit losses resulted from growth in commercial real estate, residential mortgage and commercial business loans, partially offset by lower construction loan balances, which require higher provisions for credit loss. The Company recorded $3 thousand in net loan recoveries during the three months ended June 30, 2025 compared with $1 thousand in net loan recoveries during the three months ended June 30, 2024.

Other income increased $227 thousand, or 55.5%, to $636 thousand during the three months ended June 30, 2025 compared with $409 thousand for the three months ended June 30, 2024. The increase was primarily due to higher income on bank owned life insurance, which increased $79 thousand, or 84.9%, to $172 thousand for the three months ended June 30, 2025 from $93 thousand for the three months ended June 30, 2024 resulting from the restructure of policies totaling $7.9 million during the current fiscal year. In addition, the Company recorded higher service fee income, which increased $58 thousand, or 20.6%, to $340 thousand for the three months ended June 30, 2025 from $282 thousand for the three months ended June 30, 2024 primarily from higher commercial loan prepayment charges and late charges on loans.

Other expenses increased $184 thousand, or 3.6%, to $5.2 million during the three months ended June 30, 2025 compared with $5.0 million for the three months ended June 30, 2024. The increase was primarily attributable to higher compensation and benefit expense, which increased $211 thousand, or 7.3%, to $3.1 million, due to higher medical benefits and incentive accruals as well as annual merit increases.

The Company recorded tax expense of $1.0 million on pre-tax income of $3.5 million for the three months ended June 30, 2025, compared with $501 thousand on pre-tax income of $2.2 million for the three months ended June 30, 2024. The increase in income tax expense was driven by higher pre-tax income as well as changes in deferred tax items that lowered the Company’s tax expense during the three months ended June 30, 2024. The Company’s effective tax rate for the three months ended June 30, 2025 was 28.9% compared with 22.9% for the three months ended June 30, 2024.

Results from Operations for the Nine Months Ended June 30, 2025

Net income increased $2.0 million, or 38.1%, to $7.2 million during the nine-month period ended June 30, 2025 compared with $5.2 million for the nine-month period ended June 30, 2024 due to higher net interest income, lower provisions for credit loss, and higher other income, partially offset by higher other expenses and income tax expense.

The Company’s net interest and dividend income increased $2.5 million, or 12.2%, to $23.5 million for the nine months ended June 30, 2025 from $21.0 million for the nine months ended June 30, 2024. The increase was attributable to a $67.0 million, or 7.6%, increase in the average balance of interest-earning assets between the periods as well as a 14-basis point increase in the Company’s net interest margin to 3.30% for the nine months ended June 30, 2025 from 3.16% for the nine months ended June 30, 2024.

Interest and dividend income increased $4.6 million, or 12.9%, to $40.4 million for the nine months ended June 30, 2025 from $35.8 million for the nine months ended June 30, 2024. The increase was attributable to a 27-basis point increase in the yield on interest-earning assets to 5.67% for the nine months ended June 30, 2025 from 5.40% for the nine months ended June 30, 2024, as well as a $79.0 million, or 10.9%, increase in the average balance of net loans receivable.

Interest expense increased $2.1 million, or 13.9%, to $16.9 million for the nine months ended June 30, 2025 from $14.8 million for the nine months ended June 30, 2024. The average balance of interest-bearing liabilities increased $100.2 million, or 15.5%, to $746.9 million from higher money market account and time deposit account balances. Despite the growth in interest-bearing liabilities, the average cost decreased by four basis points to 3.03% for the nine months ended June 30, 2025 compared with 3.07% for the nine months ended June 30, 2024. A 29-basis point decrease in the cost of the Company’s $494.2 million average balance in money market and interest-bearing checking account balances more than offset a 43-basis point increase in the Company’s $166.7 million average balance of time deposits.

The Company’s provision for credit losses was $172 thousand for the nine months ended June 30, 2025 compared with $441 thousand for the nine months ended June 30, 2024. The lower provision for credit losses resulted from lower construction loan commitments, which require higher provisions for credit loss, that more than offset growth in commercial real estate, residential mortgage and commercial business loans. The Company recorded $111 thousand in net loan recoveries during the nine months ended June 30, 2025 compared with $67 thousand in net loan recoveries during the nine months ended June 30, 2024.

Other income increased $1.3 million, or 74.5%, to $2.9 million during the nine months ended June 30, 2025 compared with $1.6 million for the nine months ended June 30, 2024. The increase was primarily due to higher gains from the sale of Small Business Administration 7(a) loans, which increased $506 thousand to $848 thousand for the nine months ended June 30, 2025 from $342 thousand for the nine months ended June 30, 2024. In addition, the Company recorded higher gains from the sale of OREO, commercial loan prepayment charges, late charges on loans and income from its bank-owned life insurance policies.

Other expenses increased $863 thousand, or 5.7%, to $16.0 million during the nine months ended June 30, 2025 from $15.2 million during the nine months ended June 30, 2024. The increase was primarily attributable to higher compensation and benefit expense, which increased $663 thousand, or 7.6%, to $9.4 million, due to higher medical benefits and incentive accruals as well as annual merit increases. In addition, occupancy expense increased $222 thousand, or 9.2%, to $2.6 million, due to lease termination expenses related to the closure of the Bank’s Bridgewater office in the Company’s first fiscal quarter.

The Company recorded tax expense of $2.9 million on pre-tax income of $10.1 million for the nine months ended June 30, 2025, compared with $1.7 million on pre-tax income of $7.0 million for the nine months ended June 30, 2024. The Company’s effective tax rate for the nine months ended June 30, 2025 was 28.6% compared with 24.8% for the nine months ended June 30, 2024.

Balance Sheet Comparison

Total assets increased $35.6 million, or 3.7%, to $987.5 million at June 30, 2025 from $951.9 million at September 30, 2024. The increase was attributable to higher loans receivable, partially offset by lower cash and investment securities.

Cash and interest-earning deposits with banks decreased $18.5 million, or 72.5% to $7.1 million at June 30, 2025 from $25.6 million at September 30, 2024 resulting from deployment of these funds into loans receivable during the nine months ended June 30, 2025. The Company’s cash balance reflects seasonal deposit outflows from municipal accounts that historically return the following calendar quarter.

At June 30, 2025, investment securities totaled $91.1 million, reflecting a decrease of $4.3 million, or 4.5%, from September 30, 2024. The decrease resulted from matured and called bonds totaling $8.5 million and payments from mortgage-backed securities totaling $5.2 million during the nine months ended June 30, 2025. Offsetting these decreases were purchases of mortgage-backed securities totaling $6.9 million and corporate notes totaling $2.5 million. There were no credit losses recorded for the Company’s investment securities during the nine months ended June 30, 2025 and June 30, 2024.

Total loans receivable increased $64.2 million, or 8.2%, to $845.4 million at June 30, 2025 from $781.2 million at September 30, 2024. The increase in total loans receivable during the nine months ended June 30, 2025 occurred in commercial real estate loans, which increased $62.7 million, in one-to four-family residential real estate loans (including home equity lines of credit), which increased $3.7 million, and in construction and land loans, which increased $3.2 million. Partially offsetting these increases were commercial business loans, which decreased $4.9 million and other loans, which decreased $530 thousand.

Total non-performing loans increased $688 thousand to $920 thousand at June 30, 2025 from $232 thousand at September 30, 2024. The ratio of non-performing loans to total loans increased to 0.11% at June 30, 2025 from 0.03% at September 30, 2024.

The allowance for credit losses increased $283 thousand to $8.3 million, or 0.98% of total loans receivable, during the nine months ended June 30, 2025. Growth in loans receivable during the nine months ended June 30, 2025 resulted in additional provisions for credit losses totaling $172 thousand and the Company recorded $111 thousand in net loan recoveries. The Company’s allowance for on-balance sheet credit losses increased to $8.1 million at June 30, 2025 from $7.5 million at September 30, 2024 while its reserve for off-balance sheet commitments decreased to $222 thousand at June 30, 2025 from $449 thousand at September 30, 2024.

Total deposits increased $23.3 million, or 2.9%, to $820.0 million at June 30, 2025. The inflow in deposits occurred in money market accounts, which increased $26.3 million, or 8.6%, to $330.9 million, in certificates of deposit (including individual retirement accounts), which increased $20.9 million, or 13.1%, to $180.5 million, and in savings accounts, which increased $424 thousand, or 0.8%, to $53.3 million. Partially offsetting these increases were a $16.5 million, or 12.4%, decrease in non-interest bearing checking accounts to $116.3 million, and a $7.8 million, or 5.3%, decrease in interest-bearing checking accounts to $138.9 million.

The Company’s book value per share increased to $18.03 at June 30, 2025 from $16.98 at September 30, 2024. The increase was due to the Company’s results from operations, partially offset by $0.21 in dividends paid and 60,410 shares repurchased during the nine months ended Juen 30, 2025 at an average price per share of $14.84.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Martinsville, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, the imposition of tariffs or other domestic or international governmental policies, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Income Statement Data:
Interest and dividend income	$13,988	$12,327	$40,417	$35,805
Interest expense	5,810	5,543	16,919	14,853
Net interest and dividend income	8,178	6,784	23,498	20,952
Provision for credit losses	101	(54)	172	441
Net interest and dividend income after
provision for credit losses	8,077	6,838	23,326	20,511
Other income	636	409	2,860	1,639
Other expense	5,239	5,055	16,047	15,184
Income before income tax expense	3,474	2,192	10,139	6,966
Income tax expense	1,004	501	2,904	1,726
Net income	$2,470	$1,691	$7,235	$5,240

Per Share Data:
Net income per share-basic	$0.40	$0.27	$1.16	$0.82
Net income per share-diluted	$0.40	$0.27	$1.16	$0.82
Book value per share, at period end	$18.03	$16.55	$18.03	$16.55

Selected Ratios (annualized):
Return on average assets	0.96%	0.71%	0.96%	0.75%
Return on average equity	8.84%	6.41%	8.25%	6.37%
Net interest margin	3.35%	3.02%	3.30%	3.16%

	June 30,	September 30,
	2025	2024

	(Dollars in Thousands)
Balance Sheet Data:
Assets	$987,488	$951,918
Total loans receivable	843,991	780,162
Allowance for credit losses- loans	(8,059)	(7,548)
Investment securities - available for sale, at fair value	21,604	15,616
Investment securities - held to maturity, at cost	69,520	79,816
Deposits	819,962	796,674
Borrowings	36,054	28,568
Shareholders' Equity	116,323	110,548

Asset Quality Data:
Non-performing loans	$920	$232
Other real estate owned	2,167	3,725
Total non-performing assets	$3,087	$3,957
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.95%	0.97%
Non-performing loans to total loans receivable	0.11%	0.03%
Non-performing assets to total assets	0.31%	0.42%
Non-performing assets to total equity	2.65%	3.58%
* Not meaningful